As filed with the Securities and Exchange Commission on August 21, 2026

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Z Squared Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1465952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 South Andrews Ave., Suite 700 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Z Squared Inc. 2025 Incentive Compensation Plan

(Full title of the plan)

David Halabu

Chief Executive Officer

Z Squared Inc.

550 South Andrews Ave., Suite 700

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

(305) 697-0792

(Telephone number, including area code, of agent for service)

With a copy to:

Morris C. Zarif, Esq.

Zarif Law Group P.C.

808 Springwood Avenue, Suite 110

Asbury Park, NJ 07712

(732) 755-0146

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Z Squared Inc. (the “Registrant”) for the purpose of registering 7,900,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Z Squared Inc. 2025 Incentive Compensation Plan (the “2025 Plan”), which represents the approximate maximum number of shares of Common Stock currently available for issuance under the 2025 Plan.

The 2025 Plan was approved by the Registrant’s stockholders in connection with the business combination completed on April 24, 2026. The 2025 Plan is the successor to the Coeptis Therapeutics Holdings, Inc. 2022 Equity Incentive Plan (the “Prior Plan”). No further awards will be granted under the Prior Plan.

Pursuant to the terms of the 2025 Plan, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2025 Plan shall not exceed fifteen percent (15%) of the number of shares of Common Stock issued and outstanding from time to time (subject to the separate limit of 300,000 shares that may be delivered upon exercise of incentive stock options).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.) (the “Company” or “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including the audited financial statements included therein), filed with the Commission on March 19, 2026 (the “2025 Form 10-K”);

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 15, 2026;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the Commission on August 13, 2026;

(4)	Items 2.01, 5.01, 5.02, 8.01 and 9.01 (other than the Exhibits that were furnished and not filed therewith) of the Registrant’s Current Report on Form 8-K filed with the Commission on April 30, 2026 (the “Merger 8-K”), and Amendment No. 1 thereto on Form 8-K/A, including Item 9.01 thereof (including the audited financial statements filed thereunder), filed with the Commission on June 1, 2026 (the “Amended Merger 8-K”);

(5)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2025, other than those described above (in each case excluding any information furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K and any related exhibits furnished under Item 9.01); and

(6)	the description of the Registrant’s Common Stock set forth under the heading “Description of Capital Stock” in the Registrant’s Current Report on Form 8-K filed with the Commission on April 30, 2026, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the Registrant’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits directors’ and officers’ liability to the fullest extent permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then their liability will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Registrant’s Second Amended and Restated Bylaws provide that the Registrant will, in certain situations, indemnify its directors and officers and may indemnify other employees and agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of its directors or executive officers, or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a directors’ and officers’ liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a)	Exhibits

4.1	Amended and Restated Certificate of Incorporation of Z Squared Inc. (formerly Coeptis Therapeutics Holdings, Inc.) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on November 3, 2022).
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 26, 2024 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission on December 27, 2024).
4.3	Amendment to Amended and Restated Certificate of Incorporation of Z Squared Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on April 30, 2026).
4.4	Second Amended and Restated Bylaws of Z Squared Inc. (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q filed with the Commission on May 15, 2026).
5.1*	Opinion of Zarif Law Group P.C.
23.1*	Consent of Stephano Slack LLC, independent registered public accounting firm, with respect to the audited financial statements of Z Squared OpCo Inc. filed as Exhibit 99.1 in the Amended Merger 8-K.
23.2*	Consent of Astra Audit & Advisory, LLC, independent registered public accounting firm, with respect to the audited financial statements of Coeptis Therapeutics Holdings, Inc. included in the 2025 Form 10-K
23.3*	Consent of Zarif Law Group P.C. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this registration statement).
99.1	Z Squared Inc. 2025 Incentive Compensation Plan (incorporated by reference to Annex C to the Registration Statement on Form S-4/A (File No. 333-288329) filed with the Commission on December 22, 2025).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida, on August 21, 2026.

Z SQUARED INC.

By:	/s/ David Halabu
Name:	David Halabu
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Halabu and Brian Cogley as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-8 and any and all amendments to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Halabu	Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2026

/s/ Brian Cogley	Chief Financial Officer	August 21, 2026
(Principal Financial and Accounting Officer)

/s/ Adam Sohn	Director	August 21, 2026

/s/ Bryan Fuerst	Director	August 21, 2026

/s/ Kenneth Cooper	Director	August 21, 2026